January 6, 2009

Rana Gill
Chief Financial Officer
Copper Mesa Mining Corporation
405 Urban Blvd. Suite 200
Lakewood, CO. 80228

Subject:       Asset Valuation - Emerald Isle and Zonia Mines (rev 1)

Dear Rana:

Gustavson Associates is pleased to provide the attached revised asset and inventory valuation for the Emerald Isle and Zonia mining properties. The Emerald Isle copper oxide deposit lies on the western margin of the Cerbat Mountains, a north-south oriented mountain range in the Basin and Range province of northwestern Arizona, near Kingman. The Zonia Property is approximately 140 km (88 mi) from Phoenix Arizona, and 42 km (26mi) from Prescott Arizona by road. The existence and condition of the materials was confirmed by previous site visits In September, 2007 and is supported by photographic evidence. The revised inventory valuation is based upon the inventory cathode, anode, and electrowinning cell counts provided by Copper Mesa.

In summary, our best estimate of the value of the inventory is :

Emerald Isle	$240,302 (inventory)
Emerald Isle	$1,955,990 (SX/EW components) (revised)
Zonia	$271,980 (inventory)
Total	$2,468,272

The attached document provides the detailed pricing, sourcing, and assumptions for this valuation. Prices have been drawn from internet price comparisons, product catalogs, and data from similar projects performed in similar venues. The work is performed to a standard suitable for financial analysis.

Thank you for considering Gustavson Associates for this work, and we look forward to working with you in the future on this and other projects.

Sincerely,	Reviewed and Approved by:

Project Manager	Donald E. Hulse, Professional Engineer

5757 Central Ave Suite D  Boulder, CO 80301 USA +1 (303) 443-2209  FAX +1 (303) 443-3156
http://www.gustavson.com                          gustavson@gustavson.com